Exhibit 10.2

To:	Humana Inc.
500 West Main Street
Louisville, Kentucky 40202

From:	Mizuho Markets Americas LLC c/o Mizuho Securities USA LLC, as agent 1271 Avenue of the Americas New York, NY 10020

Re:	Accelerated Stock Repurchases

This master confirmation (this “Master Confirmation”), dated as of November 2, 2022, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Mizuho Markets Americas LLC (“Dealer”) (with Mizuho Securities USA LLC acting as agent (in such capacity, the “Agent”)) and Humana Inc. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below. Dealer is acting as principal hereunder and Agent, its affiliate, is acting as agent for Dealer and Counterparty hereunder. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Exchange Act (as defined below). Dealer is not a member of the Securities Investor Protection Corporation.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) “Multiple Transaction Payment Netting” shall not apply for the purpose of Section 2(c) of the Agreement, (ii) the replacement of both instances of the word “first” in the third line of Section 5(a)(i) of the Agreement with the word “second”, (iii) the insertion of “, absent manifest error” immediately before the period at the end of the last sentence of Section 6(d)(i) of the Agreement, (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer and Counterparty, with a “Threshold Amount” equal to 3% of stockholders’ equity applicable to each party; provided that (A) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi); (B) the following sentence shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (i) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (ii) funds were available to such party to enable it to make the relevant payment when due and (iii) such payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” and (C) the term “Specified Indebtedness” shall have the meaning set forth in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business, and (v) the replacement of “15” with “30” in Sections 5(a)(vii)(4)(B) and (7) of the Agreement).

The Transactions shall be the sole Transactions under the Agreement. If there exists any Master Agreement in a form published by ISDA between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which such a Master Agreement is deemed to exist between Dealer and Counterparty (each such ISDA Master Agreement, confirmation and other agreement, an “Other Agreement”), then notwithstanding anything to the contrary in any other Agreement, the Transactions shall not be considered or deemed to be Transactions under, or otherwise governed by, such Other Agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement and (iv) the Equity Definitions;.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	Common stock, par value $0.16 2/3 per share, of Counterparty (Ticker: HUM).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Prepayment\Variable Obligation:	Applicable.

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the 10b-18 volume weighted average price per Share for the regular trading session (including any extensions thereof) on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “HUM<Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s determination, erroneous, such VWAP Price shall be as determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The average of the VWAP Prices for the Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:	The Scheduled Termination Date; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 8:00 p.m. New York City time on the first Calculation Date following such Accelerated Termination Date (the “Accelerated Termination Notice Date”).

Calculation Dates:	For each Transaction, as set forth in the related Supplemental Confirmation.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) on a Scheduled Trading Day that is a Calculation Date for such Transaction, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date to the next Calculation Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by up to one Calculation Date for each Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs on a Scheduled Trading Day scheduled to be a Calculation Date during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the five immediately following Calculation Dates is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such fifth scheduled Calculation Date to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such fifth scheduled Calculation Date using its good faith estimate of the value of the Shares on such fifth scheduled Calculation Date based on the volume, historical trading patterns and price of the Shares.

The Calculation Agent shall notify the parties of the occurrence of any Disrupted Day as promptly as practicable, and shall use good faith efforts to notify the parties of any determination pursuant to these Valuation Disruption provisions no later than the Exchange Business Day immediately following the last consecutive affected Calculation Date.

Settlement Terms:

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions, obligations, limitations or requirements under applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction arising as a result of Counterparty being the issuer of such Shares. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the first Clearance System Business Day immediately following the Termination Date; provided that with respect to any Accelerated Termination Date, the date shall be the date that falls one Settlement Cycle following the Accelerated Termination Notice Date.

Settlement Currency:	USD.

Initial Share Delivery:	Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, (i) an Extraordinary Dividend shall not constitute a Potential Adjustment Event and (ii) none of the Transactions pursuant to this Master Confirmation, any Other Specified Repurchase Agreement nor any Permitted OMR Transaction (each as defined below) shall constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent shall adjust any relevant terms of any such Transaction as necessary to account for the economic effect on any Transaction of such postponement; provided that the Calculation Agent shall not change the designation of any Calculation Date.

Extraordinary Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment.

Agreement Regarding Dividends:	Notwithstanding any other provision of this Master Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Scheduled Ex-Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “25%”.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Not Applicable.

Increased Cost of Hedging:	Not Applicable.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	200 basis points per annum.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	50 basis points per annum.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of the Transaction for all applicable Additional Disruption Events; provided that when making any determination or calculation as the “Hedging Party,” Dealer shall act in good faith and in a commercially reasonable manner and shall promptly provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing its proprietary models or other information that it determines in good faith is likely to be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

Determining Party:	Dealer for all applicable Extraordinary Events and Additional Disruption Events; provided that when making any determination or calculation as the “Determining Party,” Dealer shall act in good faith and in a commercially reasonable manner and shall promptly provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing its proprietary models or other information that it determines in good faith is likely to be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

The declaration by the Issuer of:

(i) any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, and/or

(ii) any Dividend that is not an Extraordinary Dividend, if the ex-dividend date for such Dividend for any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period will be prior to the Scheduled Ex-Dividend Date for such calendar quarter, shall in each case constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Non-Reliance/Agreements and Acknowledgments Regarding Hedging Activities/Additional Acknowledgments:	Applicable.

Hedging Adjustments:	For the avoidance of doubt, whenever the Determining Party, Hedging Party or Calculation Agent is permitted or required to make an adjustment or a determination of any amount pursuant to the terms of this Master Confirmation, the Equity Definitions or the Agreement to take into account the effect of any event, the Determining Party, Hedging Party or Calculation Agent, as the case may be, shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable Hedge Position.

No Transfer; Designation:	The rights and duties under this Master Confirmation may not be assigned or transferred by either party hereto without the prior written consent of the other party hereto; provided, however, that Dealer may designate any of its Affiliates to purchase, sell, receive or deliver (referred to below in this paragraph as “Transfer”) any Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction hereunder and any such designee may assume such obligations without the written consent of Counterparty, but only if (i) Counterparty would not, at the time and as a result of such Transfer, be required to pay (including a payment in kind) at such time or on any later date an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 9(h) of the Agreement) greater than the amount in respect of which Counterparty would have been required to pay to Dealer absent such designation; (ii) Counterparty would not, at the time and as a result of such Transfer, receive a payment (including a payment in kind) which at such time or on any later date an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 9(h) of the Agreement), in excess of that which Dealer would have been required to so withhold or deduct absent such designation, unless such designee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in an amount equal to such excess; (iii) Counterparty would not, at the time and as a result of such Transfer, reasonably be expected to otherwise suffer material adverse tax consequences therefrom at such time or on any later date; (iv) immediately upon giving effect to such Transfer, no Event of Default, no Potential Event of Default and no Termination Event will have occurred as a result thereof; (v) Dealer shall have caused such designee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine prior to such Transfer that the results described in (i) above would not occur; (vi) such designee is a “dealer” within the meaning of Section 1.1001-4(b)(1) of the United States Treasury Regulations; and (vii) Counterparty would not, at the time and as a result of such designation, reasonably be expected to be required to become subject to any registration or other qualification requirement under applicable law to which it would not otherwise have been subject absent such Transfer. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation, Transfer and assumption hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not timely completed by its designee in accordance with the Agreement, Dealer shall be obligated to continue to perform or to cause any other of its designees designated in accordance with the first sentence of this paragraph to so perform in respect of such obligations. For the avoidance of doubt, except to the extent modified by the above in this paragraph with respect to any Transaction governed by this Master Confirmation and any Supplemental Confirmation, the provisions of Section 7 of the Agreement shall remain in effect.

Tax Representations and Tax Form Deliverables:	For purposes of Section 3(f) of the Agreement, Counterparty represents that it is a “U.S. person” (as that term is used in Sections 1.1441-1(c)(2) and 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

For purposes of Section 3(f) of the Agreement, Dealer represents that it is a U.S. limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, it is a Disregarded Entity of Mizuho Americas LLC, a limited liability company organized under the laws of the State of Delaware. For U.S. Federal income tax purposes, Mizuho Americas LLC has elected to be classified as a corporation.

For purposes of Sections 4(a)(i) and (ii) of the Agreement, Dealer agrees to deliver to Counterparty, and Counterparty agrees to deliver to Dealer, a correct, complete (in a manner reasonably satisfactory to the other party) and executed United States Internal Revenue Service Form W-9 (or successor thereto) (i) promptly upon execution of this Master Confirmation, (ii) promptly upon reasonable demand by the other party and (iii) promptly upon learning that any such from previously provided by the other party has become obsolete or incorrect.

Dealer Payment Instructions:	To be provided by Dealer.

Dealer Delivery Instructions:	To be provided by Dealer.

Dealer’s Contact Details for Purpose of Giving Notice:

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attention: Mariano Gaut, Managing Director

Telephone: (212) 205-7608

Email: Mariano.gaut@mizuhogroup.com

With a copy to:

Mizuho Markets Americas LLC

c/o Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attention: US Equity Derivatives Notices

Telephone: (646) 949-9531

Email: Derivs-EQNoticesUS@mizuhogroup.com

Counterparty’s Contact Details for Purpose of Giving Notice:

Humana Inc.

500 W. Main Street

Louisville, KY 40202

Attention: Robert M. Marcoux, Jr.

Vice President and Treasurer

Telephone: 917-974-1623

E-mail: rmarcoux@humana.com

With a copy to:

Humana Inc.

500 W. Main Street, 21st Floor

Louisville, KY 40202

Attention: Joseph M. Ruschell

Vice President, Associate General Counsel & Corporate Secretary

Telephone: 502-580-1769

E-mail: jruschell1@humana.com

Notwithstanding anything to the contrary contained herein (including, without limitation, Section 29 below), with respect to any notice or other communication given hereunder that is given by e-mail, the parties hereby agree that the burden of proving receipt will be on the sender and will not be met by a copy of the sent message generated by the sender’s computer or other transmission device unless that copy is accompanied by (x) a copy of a delivery receipt message from the recipient’s computer or other end point device or (y) a recording or other reasonable evidence (including a contemporaneous written record) that a responsible employee of the recipient telephonically or otherwise orally confirmed the recipient’s receipt of the sender’s e-mail. With respect to clause (x) above, the parties agree that if return receipt is requested, the receiving party shall promptly acknowledge receipt.

Unless otherwise expressly provided in a Supplemental Confirmation with respect to the corresponding Transaction, no notice or other communication (other than an e-mail notice or other communication from Dealer to Counterparty designating an Accelerated Termination Date) pursuant to Section 5, 6 or 13(c) of the Agreement given by telephone, facsimile transmission, electronic messaging system or e-mail will be effective for any purpose under this Master Confirmation. For the avoidance of doubt, the mere inclusion of a telephone or facsimile number in this Master Confirmation or in a Supplemental Confirmation will not constitute an agreement that any notice or other communication may be given telephonically or via facsimile transmission.

2. Calculation Agent. Dealer; provided that if an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party has occurred and is continuing, Counterparty may designate a nationally or internationally recognized third party dealer with expertise in over-the-counter corporate equity derivatives (other than any such dealer that is party to any Other Specified Repurchase Agreement or any affiliate of such dealer) to act as substitute Calculation Agent for so long as such Event of Default is continuing. The costs of such third party dealer shall be borne equally by the parties. Following any adjustment, determination or calculation by the Calculation Agent, upon a request by Counterparty, the Calculation Agent will provide to Counterparty within three (3) Exchange Business Days following receipt of such request, a report (in a commonly used file format for the storage and manipulation of financial data but without disclosing any proprietary models of the Calculation Agent or other information that it determines in good faith is or is likely to be proprietary or subject to contractual, legal or regulatory obligations not to disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be. Whenever the Calculation Agent is required or permitted to exercise discretion in any way, it will do so in good faith and in a commercially reasonable manner. Notwithstanding anything to the contrary in the Equity Definitions, this Master Confirmation or any Supplemental Confirmation, the Calculation Agent shall not change the dates identified as Calculation Dates in the relevant Supplemental Confirmation for any Transaction.

3. Additional Mutual Representations and Covenants of Each Party. In addition to the representations and covenants in the Agreement, each party, as applicable, represents and covenants to the other party that:

(a) Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b) Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(c) Material Nonpublic Information. Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to any Transaction from having access to material nonpublic information regarding Issuer that may be in possession of other individuals at Dealer.

(d) No Recourse to Third Parties. Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under any Transaction.

(e) Rule 10b-18. With respect to purchases of Shares by Dealer in connection with any Transaction during the Calculation Period for such Transaction (other than any purchases made by Dealer in connection with dynamic hedge adjustments of Dealer’s exposure to any Transaction as a result of any equity optionality contained in such Transaction, including, for the avoidance of doubt, timing optionality), Dealer will use good faith, commercially reasonable efforts to effect such purchases (i) only on the Calculation Dates and (ii) in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control. Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) that would not have resulted if (i) a bid that was actually entered or deemed to be entered by or on behalf of Counterparty (other than as provided in the Supplemental Confirmation for such Transaction) had instead been an “independent bid” for purposes of Rule 10b-18(b)(3), or (ii) a transaction that was actually executed or deemed to be executed by or on behalf of Counterparty (other than as provided in the Supplemental Confirmation for such Transaction) had instead been an “independent transaction” within the meaning of Rule 10b-18(b)(3).

4. Additional Representations and Covenants of Counterparty. In addition to the representations and covenants in the Agreement, Counterparty represents and covenants to Dealer that:

(a) As of the Trade Date of a Transaction, Counterparty will not be engaged in an “issuer tender offer” as such term is defined in Rule 13e-4 under the Exchange Act, nor is it aware of any third party tender offer with respect to the Shares within the meaning of Rule 13e-1 under the Exchange Act.

(b) It is not entering into such Transaction (i) on the basis of, and is not aware of, any material nonpublic information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c) Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

(d) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its Affiliates is making any representations or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(e) As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance in all material respects with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) Counterparty shall report each Transaction as required under the Exchange Act and the rules and regulations thereunder.

(g) The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h) As of the Trade Date and the Prepayment Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code), as amended (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i) Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j) Counterparty has not and will not enter into agreements with respect to the Shares similar to the Transactions described herein where the relevant calculation or valuation dates in any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in any such other transaction will coincide at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with the Calculation Dates in any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation, except for the avoidance of doubt pursuant to an Other Specified Repurchase Agreement. In the event that any relevant calculation or valuation dates in any initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction with respect to the Shares coincides with any Calculation Dates in any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap. For the avoidance of doubt, nothing in this Section 4(j) shall prohibit or apply to the Permitted Purchases (as defined below).

(k) Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

5. Regulatory Disruption. In the event that Dealer concludes, in its good faith, commercially reasonable discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that any such requirements, policies or procedures are generally applicable to transactions of this nature and related to compliance with applicable law for Dealer and applied hereto in a non-discriminatory manner and in a consistent manner to similarly affected transactions generally)), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days in order to establish, maintain or unwind commercially reasonable Hedge Positions during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days; provided that if such deemed Market Disruption Event is deemed to have occurred solely in response to such policies or procedures, such Scheduled Trading Day or Days will each be a Disrupted Day in full. Dealer shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the Scheduled Trading Day Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity.

6. 10b5-1 Plan. Counterparty represents and covenants to Dealer that:

(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, neither the entry into any Other Specified Repurchase Agreement nor any Permitted OMR Transactions shall fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). “Other Specified Repurchase Agreement” means, for any Transaction, any similar and substantially contemporaneous transaction or transactions entered into between Counterparty and one or more dealers other than Dealer, each of which other transactions shall have terms substantially identical to the terms of such Transaction, except for pricing terms and calculation dates that do not coincide with any Calculation Dates hereunder.

(b) Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7. Counterparty Purchases. Counterparty (or any of its “affiliated purchasers” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any “Rule 10b-18 purchases” of blocks (as defined in Rule 10b-18)) on any Calculation Date during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer or pursuant to the Permitted OMR Transactions.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary, Counterparty may purchase Shares (i) on any Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with Dealer or an Affiliate of Dealer (each, a “Dealer Permitted OMR Transaction”), so long as, on any Calculation Date, purchases under all Dealer Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in the Supplemental Confirmation for such Transaction on such Calculation Date, and (ii) on any Exchange Business Day other than a Calculation Date pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with a counterparty to any Other Specified Repurchase Agreement (each, a “Counterparty Permitted OMR Transaction” and, together with any Dealer Permitted OMR Transaction, a “Permitted OMR Transaction”), so long as, on such Exchange Business Day, purchases under all Counterparty Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in the Supplemental Confirmation for such Transaction on such Exchange Business Day. In addition, the preceding paragraph shall not limit (w) Counterparty’s purchases of Shares that do not constitute “Rule 10b-18 purchases” as defined in Rule 10b-18(a)(13), (x) Counterparty’s purchases of Shares pursuant to employee incentive plans in connection with related equity transactions, or the granting of Shares or options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with Counterparty’s compensation policies for directors, officers and employees, (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) privately negotiated (off-market) transactions by Counterparty, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions. Purchases of Shares that are permitted by this paragraph are referred to herein as the “Permitted Purchases”.

8. Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Counterparty agrees that it:

(i) will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction (as defined below) or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, except to the extent required by any law applicable to Counterparty;

(ii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and

(iii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.

(b) Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 6 above.

(c) Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party), Dealer in good faith and in its commercially reasonable discretion may (i) make commercially reasonable adjustments to the terms of any Transaction (other than to the dates identified as Calculation Dates in the related Supplemental Confirmation) to account for the economic effect on the Transaction of such Merger Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period, but excluding changing the designation of any Calculation Date (such adjustments to be limited to account for changes in the price of the Shares and volatility, stock loan rate and liquidity relevant to the Shares or to such Transaction), or (ii) if Dealer determines that no adjustment that it could make under clause (i) would produce a commercially reasonable result, treat the occurrence of such Public Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Calculation Dates than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as referred to in Rule 10b-18(a)(13)(iv) under the Exchange Act.

9. Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement (as defined below) occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or other terms of such Transaction as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent deems appropriate (without duplication), to account for the economic effect on such Transaction of such Acquisition Transaction Announcement (which adjustments shall solely account for changes in volatility, expected dividends, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction). For the avoidance of doubt, announcements as used in the definition of “Acquisition Transaction Announcement” refer only to any public announcement by Counterparty or any of its subsidiaries.

(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction by Counterparty or any of its subsidiaries that is reasonably likely to be completed (provided that for such purposes, in determining whether such Acquisition Transaction is reasonably likely to be completed, the Calculation Agent shall take into account the effect of such announcement on the market price of the Shares or options on the Shares and, if such effect is material, shall deem such Acquisition Transaction to be reasonably likely to be completed), (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement or a letter of intent designed to result in an Acquisition Transaction, by Counterparty or any of its subsidiaries or any other party that is a party to such agreement or letter of intent, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that include, an Acquisition Transaction, (iv) any other announcement by Counterparty or any of its subsidiaries that in the judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (provided that for such purposes the Calculation Agent may take into account the effect of such announcement on the market price of the Shares or options on the Shares) or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, or intention).

(c) “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and to “50%” by “65%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, and (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 35% of the market capitalization of Counterparty.

10. Acknowledgments.

(a) The parties hereto intend for:

(i) each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and 12 U.S.C. Section 1821(e)(8)(D)(ii), a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and 12 U.S.C. Section 1821(e)(8)(D)(vi) and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code and 12 U.S.C. Section 1821(e)(8)(D)(iv), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code and a “netting contract” as such term is used in 12 U.S.C. § 1821(e)(13)(C)(ii);

(iii) a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code);

(iv) all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code);

(v) each of the parties hereto to be a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code; and

(vi) the Agreement (including this Master Confirmation and each Transaction hereunder) constitutes a “qualified financial contract” as such term is defined in Section 11(e)(8)(D) of the Federal Deposit Insurance Act (12 U.S.C. 1821(e)(8)(D)) and (vii) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A) and 12 U.S.C. Section 5390(c)(8)(A).

(b) Counterparty acknowledges that:

(i) during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its Hedge Position with respect to such Transaction;

(ii) Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv) any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v) each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c) Counterparty:

(i) is an “institutional account” as defined in FINRA Rule 4512(c);

(ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and

(iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.

11. Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

12. No Set-off. Obligations under the Agreement shall not be subject to any Set-off by either party against any obligations of the other party or of that other party’s affiliates. “Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the relevant payer of an amount is entitled or subject (whether arising under the Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

13. Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

14. Early Termination. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of a Nationalization, an Insolvency or a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property on any Calculation Date in good faith and in a commercially reasonable manner to fulfill its delivery obligations under this Section 14); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; provided further that Counterparty may make such election only if Counterparty represents to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.

15. Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating a Close-out Amount pursuant to Section 6 of the Agreement Dealer may (but need not) determine losses and gains without reference to actual losses and gains incurred or realized but based on expected losses and gains assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines and taking into account the existence and size, at such time, of any Other Specified Repurchase Agreements) risk bid were used to determine loss or gain to avoid awaiting the delay associated with closing out any commercially reasonable hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date in respect of a Transaction under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Alternative Delivery Property in accordance with Section 14 above, such Shares or Alternative Delivery Property shall be delivered on a date selected by Dealer as promptly as practicable.

16. Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.

17. Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if, on three consecutive Exchange Business Days, the price of the Shares on the Exchange at any time during the regular trading session (including any extensions thereof) of the Exchange (without regard to pre-open or after hours trading outside of such regular trading session for each such Exchange Business Day) falls below such Termination Price, and the Exchange Business Day following such third consecutive Exchange Business Day will be the “Early Termination Date” for purposes of the Agreement.

18. Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

19. Claim in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

20. Tax. The parties agree that “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

21. U.S. QFC Provisions. The terms of the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA on July 31, 2018 (the “Protocol”), are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party. Terms used in this paragraph without definition have the meanings assigned to them under the Protocol.

22. Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law (the “General Obligations Law”)).

23. Offices.

(a) The Office of Dealer for each Transaction is: New York.

(b) The Office of Counterparty for each Transaction is: Not Applicable. Counterparty is not a Multibranch Party.

24. General Obligations Law of New York. With respect to each Transaction, (i) this Master Confirmation, together with the related Supplemental Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law; and (ii) this Master Confirmation, together with the related Supplemental Confirmation, constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and the related Supplemental Confirmation.

25. Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”), to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Master Confirmation, any Supplemental Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement, the Master Confirmation or any Supplemental Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

26. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION HEREWITH AND THEREWITH. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, Agent OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

27. Counterparts. This Master Confirmation may be executed and delivered in any number of counterparts (including by e-mail transmission of an attached counterpart in pdf (portable document format)), all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

28. CARES Act. Counterparty represents that it and any of its wholly-owned subsidiaries has not applied, and throughout the term of any Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution. Counterparty further represents that the Prepayment Amount for any Transaction is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date for such Transaction or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of Shares pursuant to any Transaction (either by specific reference thereto or by general reference to transactions with the attributes thereof in all relevant respects).

29. Electronic Delivery. This Master Confirmation and any Supplemental Confirmation hereunder may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation and any Supplemental Confirmation hereunder by signing and delivering one or more counterparts. Counterparts may be delivered via e-mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in the Agreement, this Master Confirmation, any Supplemental Confirmation hereunder or in any other certificate, agreement or document related thereto shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited thereunder. Notwithstanding anything to the contrary in the Agreement, either party may deliver to the other party a notice relating to any Event of Default or Termination Event by e-mail.

30. Additional Provisions.

(i) Agent received or will receive other remuneration from Dealer in relation to this Confirmation and each Transaction hereunder. The amount and source of such other remuneration will be furnished upon written request.

(ii) Counterparty understands and agrees that Agent will act as agent for both parties with respect to each Transaction and has no obligation, by way of issuance, endorsement, guarantee or otherwise with respect to the performance of either party under any Transaction. Agent shall have no responsibility or personal liability to Counterparty arising from any failure by Dealer to pay or perform any obligations hereunder or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Agent is so acting solely in its capacity as agent for Counterparty and Dealer pursuant to instructions from Counterparty and Dealer. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of a Transaction. In no event, however, shall Counterparty be responsible hereunder for any fees or expenses of Agent, nor shall it have any liability to Agent.

(iii) Notwithstanding any provisions of the Agreement, all communications relating to each Transaction or the Agreement shall be transmitted exclusively through Agent at the address provided in the section heading Dealer’s Contact Details for Purpose of Giving Notice above.

(iv) Dealer hereby provides notice that the Securities Investor Protection Act of 1970 does not protect Counterparty and Dealer is not a member of the Securities Investor Protection Corporation.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

MIZUHO MARKETS AMERICAS LLC

By:	/s/ Adam Hopkins
Authorized Signatory: Adam Hopkins

MIZUHO SECURITIES USA LLC, acting solely as agent under this Master Confirmation

By:	/s/ Mariano Gaut
Authorized Signatory: Mariano Gaut

[Signature page to the Master Confirmation]

Agreed and Accepted By:

HUMANA INC.

By:	/s/ Robert Marcoux
Name: Robert Marcoux
Title: Treasurer

[Signature page to the Master Confirmation]

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Humana Inc.
500 West Main Street
Louisville, Kentucky 40202

From:	Mizuho Markets Americas LLC
c/o Mizuho Securities USA LLC, as agent
1271 Avenue of the Americas
New York, NY 10020

Subject:	Accelerated Stock Buyback

Ref. No:	[Insert Reference No.]

Date:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Mizuho Markets Americas LLC (“Dealer”) (with Mizuho Securities USA LLC acting as its agent (the “Agent”) and Humana Inc. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below. Dealer is acting as principal hereunder and Agent, its affiliate, is acting as agent for Dealer and Counterparty hereunder. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Exchange Act (as defined below). Dealer is not a member of the Securities Investor Protection Corporation.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of          (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Forward Price Adjustment Amount:	USD [ ]

Calculation Period Start Date:	[ ]

Calculation Dates:[1]	Any date that is (i) both an Exchange Business Day and is set forth below and (ii) every other Scheduled Trading Day following the last Calculation Date set forth below, subject to the limitations set forth in “Valuation Disruption” in the Master Confirmation.

[insert date]	[indsert date]	[insert date]
...	...	...

[1]

NTD: If Company elects to use a single dealer, the Calculation Dates will be “Each Scheduled Trading Day in the Calculation Period or the Settlement Valuation Period, as the case may be, subject to the limitations set forth in “Valuation Disruption” in the Master Confirmation.”

Scheduled Termination Date:	[ ]

First Acceleration Date:	[ ]

Prepayment Amount:	USD [ ]

Prepayment Date:	[ ], 2022

Initial Shares:	[ ] Shares; provided that if, in connection with the Transaction, Dealer is unable, after using good faith, commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; provided that if (i) the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall use good faith, commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares, and (ii) if fewer than [ ] Initial Shares are so delivered in the aggregate on or prior to the second Exchange Business Day following the Initial Share Delivery Date, then (A) the Prepayment Amount shall be reduced by an amount equal to (x)(I) [ ] minus (II) the aggregate number of Initial Shares so delivered on or prior to such second Exchange Business Day multiplied by (y) USD [ ] divided by (z) [ ], and (B) Dealer shall return to Counterparty on such second Exchange Business Day the amount by which the Prepayment Amount is so reduced.

Initial Share Delivery Date:	[ ], 2022

Maximum Number of Shares:	[ ][2]

Ordinary Dividend Amount:	For any Dividend with an ex-dividend date on or before [ ], USD $[ ] per Share. For any Dividend with an ex-dividend date after [ ], USD $$[ ] per Share.

Scheduled Ex Dividend Dates:	[ ], 2022

[2]	To be 10% of the shares outstanding (5% per bank if 2 banks).

Termination Price:	USD [ ][3]

Additional Relevant Day:	The Exchange Business Day immediately following the Calculation Period.

Designated OMR Threshold:	[ ]% of the ADTV (as defined in Rule 10b-18(a)(1)).

3. Counterparty represents to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) of it has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

[3]	To be 33% of the closing price on Trade Date.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours sincerely,

MIZUHO MARKETS AMERICAS LLC

By:
Authorized Signatory

MIZUHO SECURITIES USA LLC, acting solely as agent under this Confirmation

By:
Authorized Signatory:

[Signature Page to the Supplemental Confirmation]

Agreed and Accepted By:

HUMANA INC.

By:
Name:
Title:

[Signature Page to the Supplemental Confirmation]

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD.

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty.

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement.

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Calculation Dates required for Dealer to unwind a commercially reasonable Hedge Position, beginning on the Calculation Date immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Calculation Date immediately following the Termination Date. Dealer shall notify Counterparty of the last Calculation Date of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Calculation Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Annex A – 1

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent (which value shall, in the case of Unregistered Settlement Shares, take into account a customary, commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c) as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty and the results of such investigation are satisfactory to Dealer, in its good faith discretion, subject to customary confidentiality undertakings on the part of such party; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a) all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b) as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to customary confidentiality undertakings on the part of such party;

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of

Sch. A – 2

equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable out of pocket fees and expenses in connection with such resale, including all commercially reasonable fees and actual, documented out-of-pocket commercially reasonable expenses of outside counsel for Dealer, and shall contain customary representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

5. Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell, in a commercially reasonable manner, all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in good faith and in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If Counterparty is prohibited by law or by contract from disclosing all material information known to Counterparty with respect to Counterparty and the Shares to any potential purchasers of such Settlement Shares, then the sale of such Settlement Shares shall not be required to commence or may be suspended until Counterparty is able to so disclose such information; provided that (x) Counterparty shall, no later than the date that is five months following the Cash Settlement Payment Date, disclose all such information to potential purchasers of such Settlement Shares reasonably identified by Dealer and (y) during the pendency of such period, interest shall accrue on the absolute value of the Forward Cash Settlement Amount at the rate of interest for Counterparty’s long term, unsecured and unsubordinated indebtedness, as determined by the Calculation Agent. If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Calculation Date next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is two (2) Currency Business Days after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the second Clearance System Business Day which is also a Calculation Date following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Calculation Date equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

Sch. A – 3

7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially,                      Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

Sch. A – 4